UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 26, 2011

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY	11050
(Address of principal executive offices)	(Zip Code)
(516) 484-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 26, 2011, Eric Krasnoff, Director, President and Chief Executive Officer of Pall Corporation (the “Registrant”) tendered his resignation to the Board of Directors (the “Board”) as Director, President and Chief Executive Officer, effective October 3, 2011. Mr. Krasnoff had previously announced his intention to retire earlier this year and his resignation was coincident with the termination of his term of employment under the Amended and Restated Employment Agreement, dated March 4, 2011, between the Registrant and Mr. Krasnoff, under which Mr. Krasnoff’s term of employment would end upon the earlier of (a) March 9, 2012, or (b) the appointment of a successor Chief Executive Officer. As announced earlier by the Registrant, Lawrence D. Kingsley was elected to succeed Mr. Krasnoff as President and Chief Executive Officer of the Registrant, effective October 3, 2011.

(d) At its meeting on September 26, 2011, the Board elected Lawrence D. Kingsley, 48, as a Director of the Registrant, effective October 3, 2011. Mr. Kingsley currently serves as Chairman, President and Chief Executive Officer of IDEX Corporation, and as stated above, effective October 3, 2011, will succeed Mr. Krasnoff as President and Chief Executive Officer of the Registrant. Mr. Kingsley’s election to the Board was pursuant to the Employment Agreement, dated August 3, 2011, between Mr. Kingsley and the Registrant in which the Registrant agreed to elect Mr. Kingsley to the Board within five days after his start date with the Registrant. As Mr. Kingsley will be an executive officer of the Registrant, the Board determined that he does not meet the independence requirements under the rules of the New York Stock Exchange and the Registrant’s independence standards. In addition, there are no transactions between Mr. Kingsley and the Registrant that would require disclosure under Item 404(a) of Regulation S-K. The Board has not yet appointed Mr. Kingsley to any committee. Mr. Kingsley will not receive compensation as a Director of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Robert G. Kuhbach
September 26, 2011	Robert G. Kuhbach
Corporate Secretary